Exhibit (k)(3)

Form of SUB-ADMINISTRATION AGREEMENT

THIS SUB-ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the [__] day of [__], 2025 (the “Effective Date”), by and between Global X Management Company LLC, a Delaware limited liability company (“GXMC”) and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Sub-Administrator”).

WHEREAS, the Global X Interval Fund (the “Trust”) is a continuously offered closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, GXMC serves as investment adviser and administrator to the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust;

WHEREAS, GXMC desires that the Sub-Administrator assist GXMC in its capacity as administrator in regard to certain administrative, accounting and compliance services listed on Schedule I (Services) attached hereto with respect to the Trust, and

WHEREAS, the Sub-Administrator is willing to provide such services on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, GXMC and the Sub-Administrator hereby agree as follows:

SECTION 1	DEFINITIONS

1.01	“1933 Act” means the Securities Act of 1933, as amended.

1.02	“1940 Act” shall have the meaning given to such term in the preamble of this Agreement.

1.03	“Adviser” means GXMC, acting in its capacity as such, or any other Person acting as the Trusts’ “investment adviser” within the meaning of the Investment Advisers Act of 1940.

1.04	“Aggregated Data” refers to aggregated, de-identified and statistical data captured by the Administrator from the performance and operation of the Services, including, without limitation, the number of records or accounts in a system, the number and types of transactions processed, the number and types of reports run, the length of time needed for the system to process requests, and system configurations such as hardware, operating systems, internet service providers and mobile networks used by customers to access the Services.

1.05	“Board” means any board of directors, board of trustees, board of managers, managing members, general partners or other Persons having similar responsibilities to any of the foregoing.

1.06	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.07	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.08	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.09	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.10	“Interested Party” or “Interested Parties” means the Sub-Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

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1.11	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of the Trust.

1.12	“Live Date” means the date on which the Trust is converted onto the Sub-Administrator’s system and the Sub-Administrator begins calculating the Trust’s official net asset values (“NAV”).

1.13	“Organizational Documents” means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, and managers in the Trust.

1.14	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.15	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.16	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.17	“Services” shall have the meaning given to such term in Section 2.01 of this Agreement.

1.18	Unless the context otherwise requires and except as otherwise specified in this Agreement, the term the “Trust” shall include, as applicable, a sponsor, general partner, trustee or other Person having similar status or performing similar functions, as the case may be, acting on behalf of the Trust.

1.19	“Trust Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

1.20	“Trust Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or its Adviser from time to time, as appropriate, including all amendments or supplements thereto.

SECTION 2	APPOINTMENT AND CONTROL

2.01	Services. GXMC hereby appoints the Sub-Administrator to provide certain administrative, accounting and compliance services with respect to the Trust, including the services set forth in Schedule I (Services), which may be amended from time to time in writing by the parties (“Services”). The Sub-Administrator accepts such appointment and agrees to furnish such Services. In performing its duties under this Agreement, the Sub-Administrator will act in all material respects in accordance with the Organizational Documents and Trust Materials as they may be amended (to the extent that copies of such documents are delivered to the Sub-Administrator).

2.02	Authority. Each of the activities engaged in under the provisions of this Agreement by the Sub-Administrator shall be subject to the overall direction and control of GXMC or any Person authorized to act on GXMC’s behalf; provided, however, that the Sub-Administrator shall have the general authority to do all acts deemed in the Sub-Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Sub-Administrator shall observe and generally comply with the Trust Materials, all applicable resolutions and/or directives of the Board of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Sub-Administrator. The Sub-Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the underlying securities or other properties which comprise the assets of the Trust and (ii) shall not provide any investment advisory services to the Trust, and shall have no liability related to the foregoing.

2.03	Third Parties; Affiliates. The Sub-Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Sub-Administrator and the Sub-Administrator shall remain responsible to GXMC for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Sub-Administrator. GXMC acknowledges that during the term of this Agreement, the services to be performed by the Sub-Administrator may be completed by one or more of the Sub-Administrator’s affiliates or third parties located in or outside of the United States of America.

2.04	Trust Data. GXMC shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Sub-Administrator pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to the Trust’s Investments as approved by the Trust’s auditors, (iv) the terms of any agreement between the Trust and GXMC or an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services, and (v) trade and settlement information from prime brokers and custodians) (collectively, “Data”). All Data shall be provided to the Sub-Administrator on a timely basis and in a format and medium reasonably requested by the Sub-Administrator from time to time. GXMC shall have an ongoing obligation to promptly update all Data so that such information remains complete and accurate. All Data shall be prepared and maintained in accordance with applicable law, Trust Materials and generally acceptable accounting principles. The Sub-Administrator shall be entitled to rely on all the Data and shall have no liability for any loss, damage or expense incurred by the Trust or any other Person to the extent that such loss, damage or expense arises out of or is related to the Data that is not timely, current, complete and accurate.

SECTION 3	REPRESENTATIONS, WARRANTIES AND COVENANTS OF GXMC

3.01	GXMC represents and warrants for itself and on behalf of the Trust, as applicable, that:

3.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

3.01.02.	it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

3.01.03.	it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

3.01.04.	it has obtained, on behalf of the Trust, all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations.

3.01.05.	it has secured, on behalf of the Trust, a custodian and principal underwriter and will provide additional information regarding such service providers upon request.

3.01.06.	it has not hired any prior sub-administrator to provide services on behalf of the Trust and the Trust has not hired any sub-administrator other than the Sub-Administrator.

3.02	GXMC covenants and agrees that:

3.02.01.	it will furnish the Sub-Administrator from time to time with complete copies, authenticated or certified, of each of the following:

(a)	Copies of the following documents:

(1)	Copies of the Trust’s current Organizational Documents and of any amendments thereto, certified by the proper official of the state in which such document has been filed; and

(2)	Copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct the Sub-Administrator.

(b)	A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct the Sub-Administrator in all matters.

(c)	Copies of all Trust Materials, including the current prospectus and statement of additional information for the Trust.

(d)	A list of all issuers the Trust is restricted from purchasing.

(e)	A list of all affiliated persons (as such term is defined in the 1940 Act) of the Trust that are broker-dealers.

(f)	The identity of the Trust’s auditors along with contact information.

(g)	The expense budget for the Trust for the current fiscal year.

(h)	A list of contact persons (primary, backup and secondary backup) of the Trust’s Adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

(i)	Copies of all the Trust Data reasonably requested by the Sub-Administrator or necessary for the Sub-Administrator to perform its obligations pursuant to this Agreement.

(j)	GXMC shall promptly provide the Sub-Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Sub-Administrator receives such updated information or document, the Sub-Administrator shall have no obligation to implement or rely upon such updated information or document.

3.02.02.	it shall timely perform or oversee the performance of all obligations identified in this Agreement, including, without limitation, providing the Sub-Administrator with all the Data and Organizational Documents reasonably requested by the Sub-Administrator;

3.02.03.	it will promptly notify the Sub-Administrator of any matter which could materially affect the Sub-Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.	it will comply in all material respects with all applicable requirements of and will use best efforts to ensure the Trust complies in all material respects with all applicable requirements of the Investment Advisers Act of 1940, the 1933 Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

3.02.05.	it shall be solely responsible for the Trust’s compliance with applicable investment policies, Trust Materials, and any laws and regulations governing the manner in which the Trust’s assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with Trust Materials, and applicable policies, laws and regulations governing the Trust, its activities or its own duties, actions or omissions; and

3.02.06.	it will promptly notify the Sub-Administrator of updates to its representations and warranties hereunder.

SECTION 4	REPRESENTATIONS and WARRANTIES OF THE SUB-ADMINISTRATOR

4.01	The Sub-Administrator represents and warrants that:

4.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.01.02.	it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.	it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

4.02	Cybersecurity. The Sub-Administrator represents, warrants, covenants and agrees that:

4.02.01	for so long as this Agreement is in effect, (i) it has access to and shall maintain the facilities, computers, equipment, and personnel reasonably necessary to perform its duties and obligations under this Agreement and (ii) it has implemented a written information security program that includes commercially reasonable administrative, technical and physical safeguards designed to protect the safety, security and confidentiality of information of its clients;

4.02.02	the Sub-Administrator’s use and dissemination of personal information in connection with the Sub-Administrator’s business shall be conducted in accordance in all material respects with applicable privacy policies published or otherwise adopted by the Sub-Administrator and laws applicable to the Sub-Administrator;

4.02.03	it shall: (i) take Reasonable Steps to ensure that information of and about the Trust or any of the Trust’s investors is reasonably protected against loss and against unauthorized access, use, modification, disclosure or other misuse; (ii) take Reasonable Steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by third parties; (iii) encrypt all such information while in transit outside of the Sub-Administrator’s computing systems or networks; and (iv) maintain business continuity controls and plans that are reviewed not less than annually. Without limiting the foregoing, the Sub-Administrator shall provide in writing to GXMC upon reasonable request: (w) a summary of its then current written information security program; (x) confirmation that, to the Sub-Administrator’s knowledge, no unauthorized access, interruption or modification to, loss, or destruction of Confidential Information of the Trust or non-public personal information provided by or on behalf of the Trust (each, a “Data Breach”) has occurred; (y) a current summary of its business continuity / disaster recovery plan and the results of the most recent test of such business continuity / disaster recovery plan; and (z) a written privacy policy governing the manner by which the Sub-Administrator collects, uses and transfers “nonpublic personal information” (as defined in such published privacy policy) and other Confidential Information. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

4.02.04	it shall notify GXMC as soon as reasonably practicable after: (i) the Sub-Administrator becomes aware of any Data Breach, and shall provide information about such Data Breach as reasonably requested by the Trust.

SECTION 5	LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01	THE DUTIES OF THE SUB-ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE SUB-ADMINISTRATOR. EXCEPT TO THE EXTENT ARISING OUT OF THE SUB-ADMINISTRATOR’S BAD FAITH, FRAUD, WILLFUL MISCONDUCT OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, THE SUB-ADMINISTRATOR’S LIABILITY TO THE TRUST FOR DIRECT DAMAGES WILL BE LIMITED TO MONETARY DAMAGES NOT TO EXCEED THE AMOUNT OF FEES PAID HEREUNDER DURING THE TWELVE MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE FIRST SUCH CLAIM TO OCCUR. For the avoidance of doubt, the Sub-Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of GXMC to perform its obligations under this Agreement or (ii) the Sub-Administrator’s reliance on the Data. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term “Sub-Administrator” shall include the officers, directors, employees, affiliates and agents of the Sub-Administrator as well as that entity itself.

5.02	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL A PARTY TO THIS AGREEMENT BE LIABLE TO ANOTHER PARTY OR A THIRD PARTY FOR LOST PROFITS OR REVENUES OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-

DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.03	The Sub-Administrator may, from time to time, provide to GXMC services and products (“Special Third Party Services”) from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers (“Special Third Party Vendors”). GXMC acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, GXMC shall honor requests by the Sub-Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that GXMC place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. GXMC further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for GXMC’s internal use in connection with the receipt of the Services. GXMC may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such the Trust’s investors, however GXMC shall not distribute any Special Third Party Services to other third parties. THE SPECIAL THIRD PARTY VENDORS AND THE SUB-ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER THE SUB-ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY GXMC IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

5.04	GXMC shall indemnify, defend, and hold harmless the Sub-Administrator from and against and the Sub-Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Sub-Administrator in carrying out its duties hereunder or as a result of the Sub-Administrator’s reliance upon any instructions, notice or instrument that the Sub-Administrator reasonably believes is genuine and signed or presented by an authorized Person; provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from the Sub-Administrator’s bad faith, willful misconduct, criminal misconduct, or fraud in the performance of the Services; (ii) any breach by GXMC of any representation, warranty or agreement contained in this Agreement; (iii) any act or omission of GXMC, a Special Third Party Vendor, the Trust’s other service providers (such as custodians, prime brokers, transfer agents and sub-advisers); (iv) any pricing error caused by the failure of GXMC to provide a trade ticket or for incorrect information included in any trade ticket; or (v) any act or omission of the Sub-Administrator as a result of the Sub-Administrator’s compliance with any applicable regulations.

5.05	The Sub-Administrator may apply to GXMC or, upon notice to GXMC, to the Trust or any Person acting on the Trust’s behalf at any time for instructions and may consult counsel for the Trust or GXMC or with accountants, counsel and other experts with respect to any matter arising in connection with the Sub-Administrator’s duties hereunder, and the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. The Sub-Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons. The Sub-Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of the Trust until receipt of written notice thereof. To the extent that the Sub-Administrator consults with GXMC or the Trust’s counsel pursuant to this provision, any such expense shall be paid by GXMC.

5.06	The Sub-Administrator shall have no liability for its reliance on the Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, Advisers (including, without limitation, the sponsor) or sub-advisers, current or former third party service providers, Pricing Sources (as defined herein), software providers, printers, postal or delivery services, telecommunications providers and processing and settlement services. The Sub-Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.07	The Sub-Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of underlying securities.

5.08	The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited, provided however, that the Sub-Administrator shall promptly reimburse GXMC for any such advanced expenses to the extent it is determined by a court of competent jurisdiction that the Sub-Administrator is not entitled to indemnity hereunder. If in any case GXMC is asked to indemnify or hold the Sub-Administrator harmless, the Sub-Administrator shall promptly advise GXMC of the pertinent facts concerning the situation in question, and the Sub-Administrator will use all reasonable care to identify and notify GXMC promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

5.09	GXMC shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If GXMC elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by GXMC and satisfactory to the Sub-Administrator, whose approval shall not be unreasonably withheld. In the event that GXMC elects to assume the defense of any suit and retain counsel, the Sub-Administrator shall bear the fees and expenses of any additional counsel retained by it. If GXMC does not elect to assume the defense of a suit, it will reimburse the Sub-Administrator for the fees and expenses of any counsel retained by the Sub-Administrator. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.10	PARTIES HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT, INCLUDING THE PRICING, WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

5.11	The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6	VALUATION

Pursuant to Schedule I to this Agreement, the Sub-Administrator will calculate the Trust’s NAV. The Sub-Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by brokers and custodians, investment advisers (including, without limitation, the sponsor) to an underlying fund in which the Trust invests, if applicable, or any third-party pricing services selected by the Sub-Administrator, or GXMC (collectively hereinafter referred to as the “Pricing Sources”) as reasonably necessary to perform the Services. The Sub-Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by GXMC or the Trust. In the event that a Pricing Source does not provide a timely value for the Trust, the Sub-Administrator shall have no liability and shall be indemnified by GXMC in connection with such action. The Sub-Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and GXMC shall indemnify and defend the Sub-Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information. GXMC shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7	Allocation of Charges and Expenses

7.01	The Sub-Administrator. The Sub-Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02	Trust Expenses. GXMC assumes and shall pay or cause to be paid all expenses of the Trust not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Trust Materials, proxy solicitation and tender offer materials and notices to existing shareholders; all expenses incurred in connection with issuing and redeeming Shares; the costs of Pricing Sources; the costs of loan credit activity data; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the Shares under Federal and state securities laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any reports or services requested by the Trust; costs associated with DST FanMail or similar reporting service; bank service charges; NSCC trading charges; fees and out-of-pocket expenses of trustees; the costs of trustees’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to the Trust. GXMC shall reimburse the Sub-Administrator for its reasonable costs and out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for independent third party audit charges, printing, copying, postage, telephone, and fax charges incurred by the Sub-Administrator in the performance of its duties.

SECTION 8	COMPENSATION

GXMC shall pay to the Sub-Administrator compensation for the services performed and the facilities and personnel provided by the Sub-Administrator pursuant to this Agreement, the fees set forth in the written fee schedule annexed hereto as Schedule II (Fees) and incorporated herein. GXMC shall have no right of set-off. The fees set forth herein are determined based on the investment strategy of the Trust as of the Effective Date. Any change to the investment strategy to the Trust may give rise to an adjustment to the fees set forth in this Agreement. In the event of a change in the investment strategy of the Trust, the parties shall negotiate any adjustment to the fees payable hereunder in good faith. GXMC shall pay the Sub-Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Sub-Administrator is hereby authorized to, and may, at its option, automatically debit its fees due from GXMC account(s) for which it is an authorized party. GXMC shall pay the foregoing fees despite the existence of any dispute among the parties. If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Sub-Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule II (Fees). GXMC agrees to pay interest on all amounts past due in an amount equal to the lesser of the maximum amount permitted by applicable law or one and one-half percent (1 ½ % ) times the amount past due multiplied by the number of whole or partial months from the date on which such amount was first due up to and including the day on which payment is received by the Sub-Administrator.

SECTION 9	DURATION AND TERMINATION

9.01	Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive one year terms (each such period, a “Renewal

Term”) unless terminated by any party giving written notice of non-renewal at least one hundred eighty (180) days prior to the last day of the then current term to each other party hereto.

9.02	Termination for Cause.

9.02.01.	This Agreement may be terminated by any party giving prior notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty (60) days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.	This Agreement may be terminated by any party giving one hundred eighty (180) days prior notice in writing to the other parties prior to the “liquidation” of the Trust. For purposes of this paragraph, the term “liquidation” shall mean a transaction in which all the assets of the Trust are sold or otherwise disposed of and proceeds there from are distributed in cash or in kind to the shareholders in complete liquidation of the interests of such shareholders in the Trust. A termination pursuant to this Section 9.02.02 shall be effective as of the date of such liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve GXMC of its obligation to pay the fees set forth on Schedule II (Fees) for the remainder of the given one hundred eighty (180) day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation. In the case of a liquidation of the Trust, the Sub-Administrator agrees to negotiate in good faith a separate agreement pursuant to which the Sub-Administrator shall perform certain agreed upon administrative services, consistent with the services provided under this Agreement, that are necessary or appropriate for the winding up of the Trust’s affairs notwithstanding the termination of this Agreement with respect to the Trust.

9.02.03.	If the Sub-Administrator is unable to successfully convert the Trust to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete the Trust Data, the Sub-Administrator shall have the right to terminate this Agreement upon written notice and such termination shall be effective upon the date set forth in such notice.

9.02.04.	Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, re-structuring or re-organization involving the Trust or any affiliate (as defined in the 1940 Act) that causes the Trust to cease to use the Sub-Administrator as a provider of the Services in favor of another service provider prior to the expiration of the then current term of this Agreement (a “Change of Control Event”), the Sub-Administrator shall use reasonable efforts to facilitate the deconversion of the Trust to such successor service provider; provided, however that the Sub-Administrator makes no guaranty that such deconversion shall happen as of any particular date. In connection with the foregoing and prior to the effective date of such Change of Control Event, the Trust shall (1) provide the Sub-Administrator at least one hundred eighty (180) days’ written notice of the Change of Control Event (a “Change of Control Notice”); (2) pay all fees and other costs as set forth in Schedule II for a period equal to the lesser of: (i) the remainder of the then current term of the Agreement; (ii) or eighteen months from the effective date of the Change of Control Event, in each case calculated based on the assets of the Trust on the date notice of termination in accordance with this Section was given; and (3) all fees and expenses previously waived by the Sub-Administrator at any time during the then current term of the Agreement. Subject to the foregoing, this Agreement shall terminate effective as of the Change of Control Event. For the avoidance of doubt, failure to provide the notice prescribed by this Section shall not relieve the Trust of its obligation to pay the fees set forth on Schedule II as if proper notice had been provided.

9.03	Effect of Termination.

9.03.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.02.	After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Sub-Administrator, the Sub-Administrator shall deliver to GXMC, or as GXMC shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Trust in the possession of or under the control of the Sub-Administrator or any of its agents or delegates.

9.03.03.	In the event any and all accrued fees, reasonable reimbursable expenses and other moneys owed to the Sub-Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Sub-Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, reasonable costs and fees shall be paid by GXMC, including, without limitation, administrative costs, reasonable attorneys’ fees, court costs, collection agencies or agents and interest.

9.03.04.	Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Sub-Administrator, with the written consent of GXMC, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. The Sub-Administrator shall be entitled to collect from GXMC, in addition to the compensation described in Schedule II (Fees), the amount of all of the Sub-Administrator’s expenses in connection with the Sub-Administrator’s activities following such termination, including without limitation, the delivery to GXMC and/or its designees of the Trust’s property, records, instruments and documents.

SECTION 10	CONFLICTS OF INTEREST

10.01

Non-Exclusive. The services of the Sub-Administrator rendered to GXMC are not deemed to be exclusive. The Sub-Administrator is free to render such services to others. The Sub-Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to GXMC or Person acting on GXMC’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:

10.02.01.	an Interested Party from buying, holding, disposing of or otherwise dealing in any shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Sub-Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Sub-Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of shares;

10.02.02.	an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of the Trust;

10.02.03.	an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of shares or Investments effected by it for the account of the Trust; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

10.02.04.	an Interested Party from contracting or entering into any financial, banking or other transaction with the Trust or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm’s length.

SECTION 11	Confidentiality

11.01	Confidential Information. The Sub-Administrator and GXMC (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Sub-Administrator and GXMC (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, technology service providers, contractors, subcontractors, licensors, and licensees of the Receiving Party, or with respect to the Sub-Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder; provided, however, that nothing herein shall limit the Sub-Administrator’s ability to collect and use Aggregated Data for the purpose of monitoring the performance, operation or security of the Sub-Administrator’s systems or monitoring, enhancing and creating new services. For the avoidance of doubt, such Aggregated Data will not reveal or be capable of revealing the identity of the Trust or any investor in the Trust to any third party, other than to the Sub-Administrator’s permitted third party contractors who are involved in the compilation of the Aggregated Data. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the Trust’s portfolio, trading or position information, the terms of (or any exercise of rights granted by) this Agreement, technical data; trade secrets ; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving

Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02	Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party; (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03	Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04	Effect of Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Sub-Administrator shall have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Sub-Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

SECTION 12	Miscellaneous provisions

12.01	Internet Access. Data and information may be made electronically accessible to the Trust, GXMC, the Adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Sub-Administrator (“Web Access”). As between the Trust, GXMC and Sub-Administrator, the Sub-Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”). Each of the Trust and GXMC recognizes that the Proprietary Information is of substantial value to the Sub-Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Sub-Administrator. Use of the Web Access by each of the Trust and GXMC or their agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Sub-Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02	Independent Contractor. In making, and performing under, this Agreement, the Sub-Administrator shall be deemed to be acting as an independent contractor of GXMC and neither the Sub-Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venture or partner of GXMC. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03	Assignment; Binding Effect. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that either party may assign, delegate or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate, provided that such affiliate agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04	Agreement for Sole Benefit of the Sub-Administrator and GXMC. This Agreement is for the sole and exclusive benefit of the Sub-Administrator and GXMC and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Sub-Administrator or GXMC. The clients or customers of the Sub-Administrator or GXMC will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Sub-Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

12.05	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the 1933 Act or the Exchange Act, the latter shall control.

12.06	Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07	Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08	Notice. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Sub-Administrator shall be sent to the attention of: General Counsel, SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to the Trust’s current relationship manager. Notices to the Trust and GXMC shall be sent to the persons specified in Schedule III (Notice Instruction Form).

12.09	Entire Agreement; Amendments. This Agreement (including all of the Schedules attached hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. Except as otherwise permitted herein, this Agreement (including each of the Schedules attached hereto) may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10	Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.11	Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12	Anti-Money Laundering Laws. In connection with performing the Services set forth herein, the Sub-Administrator may provide information that GXMC may rely upon in connection with the Trust’s compliance with applicable laws, policies and regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”). GXMC and the Sub-Administrator agree that GXMC shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to GXMC under this Agreement and the Sub-Administrator shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it. Without in any way limiting the foregoing, GXMC acknowledges that the Sub-Administrator is authorized to return an Investment in the Trust and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations.

12.13	Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

12.14	Equipment Failures. In the event of equipment failures beyond the Sub-Administrator’s control, the Sub-Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Sub-Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.15	Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, GXMC shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the Sub-Administrator during the term of this Agreement. If GXMC breaches this provision, GXMC shall pay to the Sub-Administrator liquidated damages equal to 100% of the most recent twelve month salary of the Sub-Administrator’s former employee together with all legal fees reasonably incurred by the Sub-Administrator in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.16	Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.17	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

12.18	Publicity. Except to the extent required by applicable Law, neither the Sub-Administrator nor GXMC shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to GXMC over other clients, nothing herein shall prevent the Sub-Administrator from (i) placing GXMC on the Sub-Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Sub-Administrator); (ii) using GXMC as reference; or (iii) otherwise orally disclosing that GXMC is a client of the Sub-Administrator at presentations, conferences or other similar meetings. If the Sub-Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if GXMC desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

SEI INVESTMENTS GLOBAL FUNDS SERVICES	GLOBAL X MANAGEMENT COMPANY LLC

By:	By:

Name:	Name:
Title:	Title: